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                                                                    EXBIBIT 99.1

NEWS RELEASE                                                      [TENNECO LOGO]




Contacts:       Jane Ostrander                      Leslie Hunziker
                Media Relations                     Investor Relations
                847 482-5607                        847 482-5042
                jostrander@tenneco.com              lhunziker@tenneco.com
                ----------------------              ---------------------


                 TENNECO ANNOUNCES NEW AFTERMARKET BUSINESS AND
                    SECOND QUARTER RESTRUCTURING INITIATIVES

     -  Awarded new aftermarket business with revenue of $8 million annually
     - Restructuring projects estimated to generate $10 million in annual savings

Lake Forest, Illinois, June 19, 2006 - Tenneco Inc. (NYSE: TEN) announced today that the company has won new aftermarket business from 13 aftermarket customers in North America, expected to generate approximately $8 million in revenue annually. Initial orders are expected to generate $4 million in revenue in the second quarter of 2006. The company's targeted sales efforts have established new long-term relationships with customers for its ride control, exhaust and brake products. Tenneco expects to record charges associated with changing over these new customers of approximately $6 million in the second quarter of 2006.

Tenneco also announced that the company estimates it will record pre-tax restructuring and restructuring related charges of approximately $15 million for projects to improve the company's distribution and manufacturing operations globally. The company estimates it will record approximately $8 million of the charges during the second quarter of 2006 and an additional $7 million over the next four quarters. The company estimates these actions will result in annual savings of approximately $10 million when completed.

"We continue to generate top-line growth while reducing costs and improving our operational efficiency," said Mark P. Frissora, chairman, CEO and president, Tenneco. "Our ongoing restructuring activities are driven by our successful Lean manufacturing and Six Sigma initiatives and our continuous efforts to optimize our global distribution and manufacturing footprint."

The second quarter restructuring costs are for restructuring activities taking place at about 20 locations worldwide, aimed at improving efficiency, reducing costs and sizing operations to better reflect local market conditions. The restructuring charges include an estimated $4 million for severance costs and other benefits related to employee layoffs and $4 million for other restructuring and related costs including closing plants, plant relocations and asset impairments. Tenneco estimates that approximately 80% of these charges will be paid in cash. The company also estimates that roughly $7 million of the annual savings are the result of efficiency improvements and cost reductions and $3 million driven by activities to size operations to local market conditions.



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The locations with the greatest impact have already been announced locally including headcount reductions at the company's Adelaide, Australia operations to reflect lower OE production in Australia; consolidation at its Etain, France facility; closing of the Sterling Heights, Michigan just-in-time facility; discontinuation of the company's Martorell, Spain just-in-time operations; consolidation and sale of the company's Harrisonburg, Virginia aftermarket distribution center; and the continued integration of Tenneco's recent acquisition of the Gabilan exhaust manufacturing company.

Tenneco will conduct any workforce reductions in compliance with all legal and contractual requirements including obligations to consult with workers' councils, union representatives and others.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "estimates," "anticipates," "expected," "will," "plans" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the overall highly competitive nature of the automotive parts industry; (ii) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives and other methods; (iii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices; (iv) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (v) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate; (vi) governmental actions; (vii) workforce factors such as strikes or labor interruptions; (viii) further changes in the distribution channels for the company's aftermarket products; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2005.